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                                                                    EXHIBIT 21.1

Subsidiaries

            Name                         State of Incorporation
            ----                         ----------------------

Mylan Pharmaceuticals Inc.                    West Virginia
Milan Holding, Inc.                           Vermont
Bertek Pharmaceuticals Inc.                   Texas
Mylan Inc.                                    Delaware
UDL Laboratories, Inc.                        Illinois
Mylan Technologies Inc.                       West Virginia
American Triumvirate Insurance Company        Vermont
Mylan International Holdings, Inc.            Vermont
Mylan Caribe, Inc.                            Vermont